UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 1, 2010

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 1.01  Entry into a Material Definitive Agreement

On March 31, 2010, The Standard Register Company (the “Company”), and certain of its wholly-owned subsidiaries, entered into a $100 million, four-year senior secured revolving credit facility with Bank of America, N.A. and certain other lenders (the “Credit Facility”).  Bank of America, N.A. is the Administrative Agent for the Credit Facility.  In addition to Bank of America, N.A., the other lenders under the Credit Facility are J.P. Morgan Chase Bank, N.A., KeyBank National Association, PNC Bank National Association and Wachovia Capital Finance Corporation (New England).  The Credit Facility replaces the Company’s existing $100 million senior secured credit facility that was due to expire in May, 2010.

The Credit Facility is secured by substantially all the personal property of the Company as described in the loan and security agreement.  In addition, if the sum of excess availability under the Credit Facility and certain cash balances falls below the greater of 20% of the aggregate commitments under the Credit Facility or $15,000,000, certain other assets of the Company, including equipment and real property, will automatically become collateral security for the Credit Facility.  The Credit Facility contains a fixed charge coverage covenant test that becomes applicable if the sum of excess availability under the Credit Facility and certain cash balances falls below the greater of 15% of the aggregate commitments under the Credit Facility or $11,250,000.

Interest on loans outstanding under the Credit Facility accrues at a rate equal to LIBOR plus 3.00% to 3.50% depending on the Company’s level of liquidity (as defined in the loan and security agreement), or at a rate equal to a base or prime rate plus 2.00% to 2.50% depending on the Company’s level of liquidity, as selected by the Company.  The Company is also required to pay a fee on the unused portion of the Credit Facility of either .50% or .75% depending on the level of unused aggregate commitment on the first day of each fiscal quarter.

A total of $34 million was drawn under the facility as of the closing.

Some of the lenders under the Credit Facility have various relationships with the Company involving the provision of financial services.  In addition, the Company sells products and services to some of the lenders under the Credit Facility.

A copy of the loan and security agreement will be filed with the Company’s next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: April 1, 2010	By: /s/Robert M. Ginnan
Robert M. Ginnan, Vice President, Treasurer and Chief Financial Officer